EXHIBIT 10.3

                  APPLICATION OF CONSUMERS TO THE MICHIGAN
               PUBLIC SERVICE COMMISSION, DATED JULY 5, 2000




                             STATE OF MICHIGAN

               BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

In the Matter of the Application of           )
Consumers Energy Company for a Financing      )
Order Approving the Securitization of its     )          Case No. U-12505
Regulatory Assets and other Qualified Costs.  )
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                      APPLICATION FOR FINANCING ORDER

         NOW COMES Consumers Energy Company and, pursuant to 2000 PA 141, 2000 PA 142, the Michigan Administrative Procedures Act, MCL 24. 201 et seq.; MSA 3.560(101) et seq., MCL 460.1 et seq., as amended, and other applicable law, hereby applies to the Michigan Public Service Commission for a financing order approving the issuance of securitization bonds for the qualified costs set forth in this Application and the accompanying testimony and exhibits, stating as follows:

                           Identity of Applicant

         1. Consumers Energy Company ("Consumers") is an electric utility company subject to the regulatory authority of the Michigan Public Service Commission (the "Commission"). Consumers provides electric service in 62 of 68 counties in the Lower Peninsula of the state, serving more than 1.6 million customers in 1,109 incorporated cities, townships and villages, as set forth at Sheet Nos. A-17.00 et seq. of Consumers' Schedule of Rates Governing the Sale of Electric Service, M.P.S.C. No. 12- Electric, Consumers Energy Company.

                      Statement of Statutory Authority

         2. On June 3, 2000, Governor Engler signed into law 2000 PA 141 ("Act 141") and 2000 PA 142 ("Act 142"). These new statutes provide for the introduction of competition into Michigan's electricity marketplace and for a method of securitization financing of certain costs designed to facilitate that fundamental change.

         3. Act 141 provides for a rate reduction of 5% for retail customers of certain electric utilities, including Consumers. See, Act 141, ss.10d(1). In order to provide for the specified rate reduction, Act 141 provides that securitization may be used. See, Act 141, ss.10d(4).

         4. Act 142 provides that electric utilities may recover "qualified costs" if the Commission issues a "financing order" approving the issuance of securitization bonds. See, Act 142, ss.10i(1). These securities are designed to lower the cost of capital of the electric company, to fund the rate reduction mandated by Act 141, supra, and to otherwise reduce stranded costs by authorizing the recovery of other costs that an electric utility would not be likely to recover in a competitive market.

         5. Act 142 defines "qualified costs" as follows:

                           (g) "Qualified costs" means an electric
                  utility's regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility's existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges. [Act 142, ss.10h(g).]

         6. Act 142, ss.10i(6) requires that the Commission conduct an "expedited contested case proceeding" to consider the application of an electric utility for a financing order, and that a determination be made no later than 90 days after the filing of the application.

                        Request for Financing Order

Eligibility for Financing Order.

         7. Consumers is an "electric utility" as that term is defined and used in Act 142.

         8. Consumers has incurred "qualified costs" as that term is defined and used in Act 142 that are eligible for securitization under that act.

         9. Act 142,ss.10i provides in part:

                     (1) Upon the application of an electric utility,
            if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent with the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

                     (2) In a financing order, the commission shall ensure
            all of the following:

                     (a) That the proceeds of the securitization bonds are
            used solely for the purposes of the refinancing or retirement of debt or equity.

                     (b) That securitization provides tangible and
            quantifiable benefits to customers of the electric utility.

                     (c) That the expected structuring and expected pricing
            of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

                     (d) That the amount securitized does not exceed the
            net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.[Id.]

         10. Act 141,ss.10d also governs the issuance of a financing order by the Commission. That section provides in part:

                           (4) If the commission authorizes an electric
                  utility to use securitization financing under section 10i [of Act 142], any savings resulting from securitization shall be used to reduce retail electric rates from those authorized or in effect as of May 1, 2000 as required under subsection (1). A rate reduction under this subsection shall not be less than the 5% required under subsection (1). The financing order may provide that a utility shall only issue securitization bonds in an amount equal to or less than requested by the utility, but the commission shall not preclude the issuance of an amount of securitization bonds sufficient to fund the rate reduction required under section 10d(1).[Act 141, ss. 10d(4).]

                  11. As more fully explained in the accompanying testimony and exhibits which are incorporated herein and made a part hereof by reference, the securitization proposal set forth in this Application meets all of the statutory requirements set forth in Act 141 and Act 142.

Amount to Be Securitized and Related Transactions.

                  12. As more fully explained in the accompanying testimony and exhibits, Consumers seeks a financing order that will authorize the securitization of $472,549,237 of qualified costs.

                  13. Act 142 authorizes an electric utility to assign its rights in securitization property to another entity and provides certain benefits and protections. See, Act 142, ss.10h(a), ss.10j-o. As more fully explained in the accompanying testimony and exhibits, Consumers will create one or more special purpose entities and transfer certain securitization property for the purpose of minimizing bankruptcy risks to potential securitization bondholders as much as possible and, thus, maximizing the ratings on the securitization bond.

                  14. Within the context of approving the securitization transaction in the financing order, Consumers specifically requests the Commission to approve the transactions involving Consumers and the special purpose entities, as described in the accompanying testimony and exhibits, and make any financing order issued in this proceeding applicable to any transferee, successor or assignee of Consumers in accordance with Act 142. Initial Implementation and True-up of Securitization and Tax Charges.

                  15. Consumers also requests the Commission to approve the terms and conditions of the initial implementation of the securitization charges and tax charges to be collected from Consumers' customers as well as a periodic true-up mechanism, all as described more fully in the accompanying testimony and exhibits, and all of which are designed to result in a "AAA" rating for any securitization bonds issued as the result of the financing order requested herein. The mechanisms proposed for initial implementation and periodic true-up would be approved by the Commission in the financing order issued in this proceeding for inclusion in Consumers' electric tariff and would thereafter operate without the need for further Commission order. Use of Proceeds.

         16. Consumers will use proceeds from securitization for refinancing or retirement of debt or equity as provided in Act
142,ss.10i(2)(a).

Securitization Savings.

         17. After the 5% rate reduction mandated by Act 141, ss.10d(4), Consumers will have insufficient savings to allocate to the low-income or energy efficiency fund established by Act 141, ss.10d(6) or to further rate reductions or stranded cost reductions pursuant to Act 141, ss.10d(5). From any additional savings that become available, Consumers seeks recovery of certain other qualified costs. Consumers' testimony and exhibits discuss these qualified costs, the creation/continuation of the regulatory assets related to these qualified costs, their amortization, and any accounting and ratemaking treatment involved.

         18. Upon the issuance of a financing order by the Commission, Consumers will take all other actions necessary to implement the financing order.

                           Testimony and Exhibits

         19. The testimony and exhibits accompanying this Application, which are incorporated herein and made a part hereof by reference, describe more fully the qualified costs sought to be securitized and recovered and demonstrate the eligibility of these costs for securitization pursuant to Act 142.

         WHEREFORE, Consumers respectfully respects this honorable Commission to take the following actions:

         A. Issue a financing order applicable to Consumers, its transferees, successors and assignees, pursuant to Act 142 and other applicable law, authorizing issuance of securitization bonds for the qualified costs being securitized on terms and conditions substantially similar to the terms and conditions set forth in the testimony and exhibits accompanying this Application. Such order shall reserve to Consumers the sole discretion as to whether and when to proceed with a securitization transaction.

         B. Authorize Consumers in the financing order to impose a nonbypassable securitization charge payable to the bond trustee pursuant to Act 142 as a separate item on customer bills, rendered on and after the issuance of securitization bonds, sufficient to pay the financing charges, principal and interest and other costs associated with the issuance, service and/or support of the securitization bonds as described in the accompanying testimony and exhibits.

         C. Authorize Consumers to impose at the same time a nonbypassable tax charge sufficient for Consumers to pay taxes due on securitization charge revenues, as more fully explained in the accompanying testimony and exhibits.

         D. Authorize Consumers to include necessary language in its tariffs to accomplish the imposition of the above-referenced nonbypassable securitization and tax charges and initially implement and periodically true-up the charges described above, all as proposed and more fully explained in the accompanying testimony and exhibits.

         E. Authorize Consumers to employ appropriate methodology to account for the transactions contemplated by the financing order, including granting any additional accounting authority and ratemaking treatment, as proposed and more fully explained in the accompanying testimony and exhibits.

         F. Grant to Consumers, pursuant to Act 142, ss.10i(9), the authority to refund and retire any or all of the securitization bonds that are issued in this proceeding upon demonstration that securitization charges to service new securitization bonds, including transaction costs, will be less than the future securitization charges required to service the securitization bonds being refunded.

         G. Approve transfers of the financing order issued in this proceeding and rights thereunder to any transferee, successor or assignee of Consumers in accordance with Act 142.

         H. Grant such other and further relief as may be lawful and appropriate.


                                           Respectfully submitted,
                                           CONSUMERS ENERGY COMPANY
                                           By:  ______________________________
                                                    Dennis DaPra

Dated:  July 5, 2000


-----------------------------
David A. Mikelonis (P-17709)
John C. Shea (P-36854)
212 West Michigan Avenue
Jackson, Michigan 49201
Attorneys for Consumers Energy Company
Tel:  (517) 788-2112
Email address:  jcshea@cmsenergy.com



                             STATE OF MICHIGAN

               BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

In the matter of the application of           )
Consumers Energy Company for a Financing      )
Order Approving the Securitization of its     )         Case No. U-12505
Regulatory Assets and other Qualified Costs.  )
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                                VERIFICATION

STATE OF MICHIGAN )
                  )SS
COUNTY OF JACKSON )

         DENNIS DAPRA, being first duly sworn, deposes and says that he is the Vice President and Controller for Consumers Energy Company, that he has executed the foregoing Application for and on behalf of Consumers Energy Company; that he has read the foregoing Application and is familiar with the contents thereof; that the facts contained therein are true and correct to the best of his information knowledge and belief; and that he is duly authorized to execute and file such Application on behalf of Consumers Energy Company.


                                      ---------------------------------
                                               Dennis DaPra

                           Subscribed and sworn to before me this ______
day of ________, 2000.

                                       ---------------------------------

                                       Notary Public, ________ County, Michigan
                                       My Commission expires: ______________